EXHIBIT 5.1

October 1, 2014

CommunityOne Bancorp
1017 E. Morehead Street, Suite 200
Charlotte, North Carolina 28204

Re:	Registration Statement on Form S-8 Relating to 1,200,000 Additional Shares of Common Stock Reserved for Issuance under the CommunityOne Bancorp 2012 Incentive Plan
Ladies and Gentlemen:

I am the Senior Vice President and Counsel of CommunityOne Bancorp, a North Carolina corporation (the “Company”), and in such capacity I am charged with general supervisory responsibilities for the legal affairs of the Company and its subsidiaries. I am furnishing this opinion in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 1,200,000 additional shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), issuable under the CommunityOne Bancorp 2012 Incentive Plan (the “Plan”).

In rendering the opinion, I have reviewed:

(1)	the Registration Statement;

(2)	the Registration Statement on Form S-8, File No. 333-187613, filed by the Company on March 29, 2013, relating to the Plan;

(3)	the Plan, as amended by the Shareholders at the 2013 Annual Meeting of Shareholders;

(4)	the Articles of Incorporation of the Company, as amended to date;

(5)	the Amended and Restated Bylaws of the Company;

(6)	the Certificate of Existence of the Company, dated as of September 30, 2014;

(7)	the minutes of the September 24, 2014 meeting of the Board of Directors; and

(8)	the Company’s form of Common Stock certificate.

I have also reviewed such other documents and considered such matters of law and fact as I have deemed appropriate to render this opinion.
The opinion is limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction, except those laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Company, the issuance of Common Stock under the Plan or both.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is my opinion that (i) the Shares are duly authorized and (ii) subject to the Registration Statement becoming effective under the Securities Act, compliance with any applicable Blue Sky laws and the issuance of the Shares in accordance with the Plan, the Shares, when issued, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is as of the date hereof and as of the effective date of the Registration Statement unless otherwise expressly stated, and I disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my name in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Katherine Trotter
Katherine Trotter, Esq.
Senior Vice President and Counsel

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